Exhibit 99.1

2929 California Street Torrance, California 90503 Tel. 310.212.7910 Fax. 310.212.6315 800.890.9988 www.motorcarparts.com

FOR IMMEDIATE RELEASE

Motorcar Parts of America Appoints Mervyn J. McCulloch
as New Chief Financial Officer
LOS ANGELES, CA, November 3, 2005— Motorcar Parts of America, Inc. (“MPA”) (OTC: MPAA.PK), a leading provider of remanufactured alternators and starters for the automotive aftermarket, announced today that it has appointed Mervyn J. McCulloch as its new Chief Financial Officer. Mr. McCulloch is taking the office over from Chuck Yeagley who served as MPA’s CFO since June 2000.
Mervyn J. McCulloch comes to MPA from Instone, LLC, based in Irvine, CA, where he held the positions of Chief Executive Officer and Chief Financial Officer since 2003. Over the course of a distinguished career of over 25 years, he held several other senior management positions in publicly traded and private companies, including Inovio Biomedical Corporation, Fairlight, Inc. and Armor All Products Corporation. Previously, McCulloch served as an audit partner at Deloitte & Touche and an audit manager at Price Waterhouse Coopers.
“We are very happy to have a CFO of Mervyn’s caliber join MPA. He brings a very strong background in financial controls and reporting combined with broad technical knowledge and operational experience. He will be a great asset to our senior management team,” said Selwyn Joffe, Chief Executive Officer of MPA.
“I am very excited to join Motorcar Parts of America and look forward to making a strong contribution to the company’s future growth and success. The Company is poised to become the leader in the remanufactured alternator and starter industry, and I am looking forward to bringing some fresh ideas to the table to help MPA reach its ambitious objectives,” commented Mr. McCulloch.
About MPA
Motorcar Parts of America, Inc. is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA has facilities in the United States in Torrance, California, Nashville, Tennessee, and Charlotte, North Carolina, as well as in Mexico, Singapore and Malaysia. The Company websites are located at www.motorcarparts.com and www.quality-built.com.
Disclosure Regarding Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements with respect to our future performance that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in our relationship with any of our customers, including the increasing customer pressure for lower prices and more favorable payment and other terms, potential future changes in our accounting policies that may be made as the SEC’s review of our previously filed public reports proceeds, our failure to meet the financial covenants or the other obligations set forth in our bank credit agreement and the bank’s refusal to waive any such defaults, increases in interest rates, changes in the financial condition of any of our major customers, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts industry, unforeseen increases in operating costs and other factors discussed herein and in our filings with the Securities and Exchange Commission.

For more information, contact:

Crocker Coulson President CCG Investor Relations (310) 231-8600 ext. 103 crocker.coulson@ccgir.com	Selwyn Joffe Chairman & CEO Motorcar Parts of America, Inc. (310) 972-4005
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